JOINT FILING AGREEMENT

The undersigned hereby agree that this statement on Schedule 13G, dated February 25th, 2002, is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Act of 1934, as amended.


Dated:  February 25th, 2002


	CGNU plc (now legally known as Aviva plc)


	By  ____________________
	Name:  Graham Jones
	Title:  Group Legal Service Director



	Norwich Union Investment
	Management Ltd (Boston Branch)


	By  ____________________
	Name: Jane Fergusson
	Title:  Managing Director






















JFA - NUIM BOSTON